EXHIBIT 99.2

February 20, 2014
RE:    Seattle Bank’s 2013 Unaudited Preliminary Financial Highlights and Dividend Announcement
Dear Seattle Bank Members,
Today, the Federal Home Loan Bank of Seattle (Seattle Bank) issued a press release announcing preliminary financial highlights for the year ended December 31, 2013. The bank reported $61.4 million of net income, compared to $70.8 million for 2012. As a result of our 2013 income, we will contribute $6.9 million to our 2014 Affordable Housing Program.
We are pleased with our financial performance in 2013. We were profitable, we improved our overall capital position, and we paid our first dividend in several years. We are also pleased to announce that, as a result of our fourth quarter 2013 financial results, our Board of Directors has declared a $0.025 per share cash dividend, to be paid on February 28, 2014, based on average Class A and Class B stock outstanding during fourth quarter 2013. In addition, we will repurchase up to $100 million of excess capital stock during first quarter 2014. The pro-rata repurchases will include:

•	$25 million of excess capital stock from across the bank’s shareholder base, to be repurchased on March 10, 2014; and

•	$75 million of excess capital stock from shareholders with redemption requests that have satisfied the redemption waiting period, to be repurchased on March 24, 2014.
For your planning purposes, our Member Services Department will notify you of any stock repurchases from your institution on or around February 20 and March 10, respectively.
Having stabilized our business and improved our operations, we are now in a position to expand our focus on helping you to become more successful in your businesses. We offer a broad array of financial solutions and the expertise to help you assess and implement them to achieve your goals, whether they be to lower your risk, improve your bottom line, or better serve the needs of your community.  If you are unsure of how to implement our tools in your business or would like a demonstration, I encourage you to call your relationship manager, any member of our executive team, or me to discuss your needs and how we can help.
Finally, we invite you to participate in our 2013 Earnings Call for members and shareholders at 1:00 p.m. Pacific Time on March 27. We expect to file our 2013 annual report on Form 10-K with the Securities and Exchange Commission on or around March 17, 2014, and the earnings call will be our opportunity to review our 2013 financial results with you and discuss some of our key initiatives for 2014. Our prepared presentation will be followed by a question-and-answer period. You can submit questions during the event or in advance with your registration form. Please note that you will need your docket number to register for this event.  Thank you for your support and use of the Seattle Bank cooperative. We look forward to working with you in 2014.
Sincerely,
Michael L. Wilson
President and Chief Executive Officer

Contact:
Seattle Bank Relationship Management Team:
John Biestman         206.340.2473
Debra Davis        206.340.8663
Eric Jensen        206.340.2489
Brett Manning        206.340.2472
Jim Mochizuki        206.340.2345
Mike Terry        206.340.2484
Chris Thomas        206.340.2370

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This announcement and related press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including preliminary highlights of financial statements and information as of and for the year ended December 31, 2013, and on which the Seattle Bank's external auditor has not completed its audit. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual financial performance and condition, and other actions, including those relating to the Amended Consent Arrangement and payments of dividends and repurchases of shares, may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, finalization of the financial statements and information as of and for the year ended December 31, 2013, changes in general economic and market conditions (including effects on, among other things, U.S. debt obligations and mortgage-related securities), demand for advances, regulatory and legislative actions and approvals (including those of the FHFA), changes in the bank's membership profile or the withdrawal of one or more large members, shifts in demand for the bank's products and consolidated obligations, business and capital plan and policy adjustments and amendments, competitive pressure from other Federal Home Loan Banks and alternative funding sources, the Seattle Bank's ability to meet adequate capital levels, accounting adjustments or requirements (including changes in assumptions and estimates used in the bank's financial models), interest-rate volatility, changes in projected business volumes, the bank's ability to appropriately manage its cost of funds, the cost-effectiveness of the bank's funding, changes in the bank's management and Board of Directors, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, as amended. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.